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DEBEVOISE & PLIMPTON

                                                                  June 11, 1997


Fairfield Manufacturing Company, Inc.
U.S. Route 52 South
Lafayette, Indiana  47903


                      Fairfield Manufacturing Company, Inc.
                       Registration Statement on Form S-4
                           Registration No. 333-24823
                      -------------------------------------

Dear Sirs:

                  We have acted as special counsel to Fairfield Manufacturing Company, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4, as amended by Amendments Nos. 1 and 2 thereto (the "Registration Statement"), relating to $125,000,000 million aggregate liquidation preference of Fairfield's 11 1/4% Series A Cumulative Exchangeable Preferred Stock, liquidation preference $1,000.00 per share and par value $.01 per share (the "New Preferred Stock") and the offer to exchange (the "Exchange Offer") all of Fairfield's unregistered 11 1/4% Cumulative Exchangeable Preferred Stock, liquidation preference $1,000.00 per share and par value $.01 per share (the "Existing Preferred Stock"), for the New Preferred Stock.

                  In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are


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necessary or appropriate to enable us to render the opinion expressed below.

                  We are of the opinion that the shares of New Preferred Stock will be validly issued, fully paid and non-assessable when issued by the Company in accordance with the terms of the Exchange Offer and the Certificate of Designation governing the New Preferred Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                            Very truly yours,

                                            Debevoise & Plimpton